SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **PURE PLAY MEDIA HOLDINGS, INC.** did on **September 3, 2002** file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on **September 3, 2002.**

DEAN HELLER
Secretary of State

By

Certification Clerk

FILED # C21848-02

SEP 03 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF INCORPORATION

Article #1: The name of the corporation is:

Pure Play Media Holdings, Inc.

Article #2: The name and address of the Resident Agent is:

Paracorp Incorporated
318 N Carson St #208
Carson City NV 89701

Article #3: The type of business is to engage in any lawful activity for which a corporation may be duly organized under the General Corporation Law of Nevada.

Article #4: The total authorized capital of the corporation is:

75,000,000 Common Shares at a par value of .001
25,000,000 Preferred Shares at a par value of .001

Article #5: The governing board of the corporation is ***One*** director(s). The number of directors may be changed by the board. The director's name and address is as follows:

Brent Hahn
318 N Carson St #208
Carson City NV 89701

Article #6: All shares are non-assessable at this time.

Article #7: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law.

Article #8: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under Nevada Law.

Article #9: The corporation shall have perpetual existence.